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                                  EXHIBIT 5.2

             [Letterhead of Morris, James, Hitchens & Williams LLP]

                                     September 13, 2001

America West Airlines, Inc.
4000 E Sky Harbor
Phoenix, AZ 85034


Vedder, Price, Kaufman & Kammholz
805 Third Avenue
New York, NY  10022-2203

RE:      AMERICA WEST AIRLINES, INC. PASS THROUGH CERTIFICATES, SERIES 2001-1
         EETC

Ladies and Gentlemen:

        We have been asked to provide you with an opinion in connection with the filing of a registration statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), in respect of the registration under the Securities Act of the Pass Through Certificates, Series 2001-1G (the "New Class G Certificates"), the Pass Through Certificates, Series 2001-1C (the "New Class C Certificates") and the Pass Through Certificates, Series 2001-1D (the "New Class D Certificates" and together with the New Class G Certificates and the New Class C Certificates, the "New Certificates") to be offered in exchange for all outstanding Pass Through Certificates, Series 2001-1G, Series 2001-1C and Series 2001-1D (collectively, the "Old Certificates"). Each of the New Class G Certificates, the New Class C Certificates and the New Class D Certificates represents or will represent a fractional undivided interest in or of the following corresponding pass through trusts: the America West Airlines Pass Through Trust, Series 2001-1G, the America West Airlines Pass Through Trust, Series 2001-1C and the America West Airlines Pass Through Trust, Series 2001-1D (collectively, the "Trusts"). The Trusts were formed pursuant to three separate pass through trust agreements, each dated as of May 17, 2001 (collectively, the "Pass Through Trust Agreements"), between America West Airlines, Inc. ("America West" or the "Company") and Wilmington Trust Company, as pass through trustee under each Trust (the "Trustee"). In its individual capacity, Wilmington Trust Company is herein referred to as "Wilmington Trust".

        In connection with this opinion letter, we have examined the Registration Statement, including the prospectus (the "Prospectus") that forms a part of the Registration Statement. We have also examined executed counterparts, forms or copies otherwise identified to our satisfaction of the following documents: the Pass Through Trust Agreements, the Exchange and Registration Rights Agreement, dated May 17, 2001 (the "Registration Rights Agreement") and the forms of Old
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America West Airlines, Inc.
September 13, 2001
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Certificates and New Certificates, each filed as an exhibit to the Registration
Statement (collectively, the "Documents"). We have also examined and relied on originals or copies of such other documents, corporate records, certificates and other statements of governmental officials and corporate officers and other representatives of the corporations or entities referred to herein and such other instruments as we have deemed necessary or appropriate for the purposes of this opinion. Moreover, as to certain facts material to the opinions expressed herein, we have relied upon the representations and warranties contained in the Documents.

        Based on the foregoing and upon an examination of such questions of law as we have considered necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

         1. The Documents to which each is a party have been duly authorized, executed and delivered by Wilmington Trust Company or the Trustee and Wilmington Trust Company or the Trustee has the full power, authority and legal right to execute, deliver and perform each Document to which each is a party.

         2. When issued in exchange for the Old Certificates pursuant to the Registration Rights Agreement and authenticated pursuant to the Pass Through Trust Agreements, the New Certificates will be legal, valid and binding obligations of the Trusts, enforceable against the Trusts in accordance with their terms and the terms of the Pass Through Trust Agreements.


        The foregoing opinion is subject to the following assumptions, exceptions and qualifications:

        A. The foregoing opinion is limited to the laws of the State of Delaware and the federal laws of the United States of America governing the banking and trust powers of Wilmington Trust. We are assuming compliance with all of the following: (i) federal securities laws, including without limitation the Securities Act, the Securities Exchange Act of 1934, as amended, the Investment Company Act of 1940, as amended, and the Trust Indenture Act of 1939, as amended, (ii) Part A of Subtitle VII of Title 49 of the United States Code, as amended, (iii) the Federal Communications Act of 1934, as amended, (iv) state securities or blue sky laws, or (v) laws, rules and regulations applicable for the particular nature of the equipment acquired by the Company. Insofar as the foregoing opinions relate to the validity and enforceability of the Documents which are expressed to be governed by the laws of any state other than the State of Delaware, we have assumed that each such document is legal, valid, binding and enforceable in accordance with its terms under such laws (as to which we express no opinion).
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America West Airlines, Inc.
September 13, 2001
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        B. The foregoing opinion regarding enforceability of any document are subject to (i) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance, receivership and similar laws relating to or affecting the rights and remedies of creditors generally, and (ii) general principles of equity (regardless of whether such enforceability is considered and applied in a proceeding in equity or at law).

        C. We have assumed the due authorization, execution and delivery by each of the parties thereto (other than Wilmington Trust in its individual capacity, or as Trustee, as the case may be) of the Documents to which each is a party and that each of such parties has the full power, authority and legal right to execute, deliver and perform each such document.

        D. We have assumed that all signatures (other than those of Wilmington Trust in its individual capacity, or as Trustee, as the case may be) on documents and instruments examined by us are genuine, that all documents and instruments submitted to us as originals are authentic, and that all documents and instruments submitted to us as copies or specimens conform with the originals, which facts we have not independently verified.

         E. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

        This opinion may be relied upon by you in connection with the matters set forth herein. Without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose. Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this Morris, James, Hitchens & Williams under the heading "Legal Matters" in the Prospectus. In giving such consent, we do not thereby admit that we are "experts" within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.


                                      Very truly yours,

                                      /s/ Morris, James, Hitchens & Williams LLP